EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 27th day of October 2010, by and between CHROMADEX, INC., a California corporation

("Employer"), and WILLIAM F. SPENGLER ("Employee").

R E C I T A L S

     A. Employer desires to obtain the benefit of the services of Employee and Employee desires to render such services to Employer.

     B. Employer and Employee desire to set forth the terms and conditions of Employee's employment with Employer on the terms and subject to the conditions of this Agreement.

A G R E E M E N T

     In consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties, intending to be legally bound, agree as follows:

     1. Term. Employer agrees to employ Employee, and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term (the "Initial Term") beginning on November 15, 2010 (the "Effective Date") and continuing for a period of one year thereafter unless earlier terminated in accordance with the provisions hereof. Unless previously terminated pursuant to Section 7, below, this Agreement will automatically be renewed on the first anniversary of the Effective Date and on each one-year anniversary thereafter (each, a "Renewal Date") for an additional term of one year commencing on such Renewal Date (each, a "Renewal Term" and together with the Initial Term, the "Term"), unless terminated by either party effective at the end of the Initial Term or any Renewal Term on not less than sixty (60) days' prior written notice to the other. Any Renewal Term shall be subject to the termination provisions hereof. Upon the expiration of the Term, Employee's employment status shall be "at-will" without any continuing right to employment by Employer.

2.	Employment of Employee.

(a) Specific Positions. Employer and Employee hereby agree that, subject to the provisions of this Agreement, Employer will initially employ Employee and Employee will initially serve Employer as the President of Employer. Employee shall report to, and perform such usual and customary duties of such office and as may be delegated to Employee from time to time by, the Chief Executive Officer of Employer (the "CEO"), including, without limitation, those specific duties set forth on Exhibit A attached hereto, subject always to the policies as determined from time to time by Employer.

     (b) Promotion of Employer's Business. During the Term, Employee shall not engage in any business competitive with Employer. Employee agrees to devote his full business time, attention, knowledge, skill and energy to the business, affairs and interests of Employer and matters related thereto, and shall use his best efforts and abilities to promote Employer's interests; provided, however, that Employee is not precluded from devoting reasonable periods of time required: (i) for serving as a director or committee member of any organization that does not compete with Employer or that does not involve a conflict of interest with Employer; or (ii) for managing his personal investments; so long as in either case, such activities do not materially interfere with the regular performance of his duties under this Agreement.

     (c) Principal Office. Employee's principal office and normal place of work shall be at Employer's executive offices in Southern California. Employee understands that he may be required on a regular basis to travel to Employer's other offices in Miami FL, Boulder CO or wherever else Employer may hereafter establish an office. Employer shall reimburse Employee pursuant to Section 6(b) for all reasonable travel related expenses to any place of work other than Employer's executive offices in Southern California.

     3. Salary. Employer shall pay to Employee during the Term a base salary ("Base Salary") of $220,000 per year payable in accordance with Employer's normal payroll schedule. The Base Salary will be reviewed annually during the Term and may be increased (but not decreased) at Employer's sole discretion in accordance with Employer's normal review process.

     4. Bonus. In addition to the Base Salary set forth in Section 3, above, and as further provided in this Section 4, Employee shall be eligible to earn the following annual cash bonuses (each, an "Annual Bonus"), aggregating 100% of Base Salary, subject to the terms of this Section 4 and to Employee's remaining an employee of Employer on the applicable payment date (whether or not the Term is then in effect):

(i)	an amount equal to 25% of the Base Salary in effect as of the last day of the fiscal year immediately preceding the applicable Company Bonus Measurement Period (as defined below) based on the achievement of pre-approved performance targets with respect to Employer's business (the "Company Bonus Targets"). The term "Company Bonus Measurement Period" means each fiscal year during the Term commencing with the fiscal year ending December 31, 2011. Unless otherwise agreed by Employer and Employee, the Company Bonus Targets and related methodology (including any pre-approved prorations of the Company Bonus Targets) for each Company Bonus Measurement Period shall be established by Employer's Compensation Committee, upon the recommendation of Employer's CEO, prior to the commencement of the Initial Term and any Renewal Term.

Any resulting bonus amount payable for the Company Bonus Targets shall be paid no later than the next March 31st following completion of the related Company Bonus Measurement Period; and

(ii)	(A) an amount equal to 37.5% of the Base Salary in effect as of the last day of the most recently completed fiscal year during the applicable Personal Bonus Measurement Period (as defined below) (the "Reference Salary") based on the achievement of a pre-approved personal objective (the "First Personal Bonus Target") and (B) an amount equal to 37.5% of the Reference Salary based on the achievement of a pre-approved second personal objective (the "Second Personal Bonus Target" and together with the First Personal Bonus Target, the "Pre- Approved Personal Bonus Targets"). The Pre-Approved Personal Bonus Targets

shall be based on Employee's performance during each one-year period commencing on the Effective Date and each Renewal Date (each a "Personal Bonus Measurement Period"). Unless otherwise agreed by Employer and Employee, the Pre-Approved Personal Bonus Targets and related methodology (including any pre-approved prorations of the Pre-Approved Personal Bonus Targets) for each Personal Bonus Measurement Period shall be established by Employer's Compensation Committee, upon the recommendation of Employer's CEO, prior to the commencement of the Initial Term and any Renewal Term. Any resulting bonus amounts payable for the Pre-Approved Personal Bonus Targets shall be paid no later than the next March 31st following completion of the related Personal Bonus Measurement Period. For the purposes of clarity, in the event the First Personal Bonus Target was not achieved, but the Second Personal Bonus Target was achieved, then Employee would be eligible to receive the applicable bonus for the Second Personal Bonus Target only.

5.	Incentive Compensation.

(a) Stock Options. Employer shall grant to Employee on the Effective Date,

(i) an option or options to purchase 1,000,000 shares of Employer's common stock (the "First Option"), and (ii) an additional option to purchase up to 1,000,000 additional shares of Employer's common stock (the "Second Option"). The First Option and the Second Option are hereinafter collectively referred to as the "Options. " To the maximum extent possible, the First Option (or portion thereof) shall be an "incentive stock option" as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Options will be governed by a separate Stock Option Agreement and Employer's Second Amended and Restated 2007 Equity Incentive Plan, as it may be amended through the date of grant (as amended, the "Plan"). The exercise price of the Options will be equal to the fair market value of the common stock of Employer on the date of the grant, as determined by Employer's Compensation Committee in a manner consistent with Sections 409A and 422 of the Code and the Plan. Each of the Options will vest as determined by Employer's Compensation Committee; provided, however, that the First Option shall vest as follows: 25% will vest on the first anniversary after the Effective Date and the remaining 75% will vest in 36 equal installments commencing on the last day of the month following the month in which the first anniversary of the Effective Date occurs; and the Second Option shall vest based on the achievement of certain milestones established by Employer's Compensation Committee, upon the recommendation of Employer's CEO. Employee shall be eligible for additional option grants at such times and in such amounts as the CEO may recommend and the Employer's Compensation Committee shall approve.

     (b) Restricted Stock. On the Effective Date, Employer shall sell to Employee and Employee shall purchase from Employer 1,000,000 restricted shares of Employer's common stock (the "Restricted Stock"). The Restricted Stock purchase will be effected pursuant to a separate Restricted Stock Purchase Agreement and will be subject to the Plan. The purchase price for the Restricted Stock shall be the par value for such stock, which is $0.001 per share (a total of $1,000 for 1,000,000 shares), payable in cash on the Effective Date. The Restricted Stock will vest in full on November 15, 2013 (the "Restricted Stock Vesting Date"), provided that Employee is continuously employed by Employer from the Effective Date through the Restricted Stock Vesting Date and the Stock Performance Condition (as defined below) is met. The "Stock Performance Condition" is met if and only if at any time on or prior to the Restricted

Stock Vesting Date, the per share "Fair Market Value" of the common stock of Employer as determined in accordance with this Section 5(b) is at least three (3) times the per share exercise price set by Employer's Compensation Committee for the Options pursuant to Section 5(a) above (the "Target Price"), subject to any adjustments to such per share exercise price made in accordance with the terms of the Plan). The term "Fair Market Value" shall mean (i) if the common stock of Employer is listed on an established stock exchange or a national market system, including without limitation the Over-the-Counter Bulletin Board market, the Nasdaq Global Market or Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, the average of the daily highest and the lowest trading prices for such stock averaged over all market trading days during the 30-day period prior to and including the Restricted Stock Vesting Date, or (ii) if the common stock of Employer is not listed on an established stock exchange or national market system, shall be the fair market value as of the Restricted Stock Vesting Date as determined by Employer's Board of Directors (the "Board") in good faith in accordance with Code Section 409A and the applicable Treasury regulations. Except as provided in Section 5(c), the Restricted Stock will be cancelled and returned to Employer immediately upon Employee's termination of employment with Employer prior to the Restricted Stock Vesting Date. Additionally, if Employee continues in employment with Employer through the Restricted Stock Vesting Date and the Stock Performance Condition is not met, the Restricted Stock will be cancelled and returned to Employer immediately upon the Restricted Stock Vesting Date.

     (c) Change of Control. Notwithstanding anything in Section 5(a) or (b) to the contrary, if (i) a "Change in Control" (as such term is defined in the Plan) occurs and (ii) within one (1) month prior to the date of such Change in Control or thirteen (13) months after the date of such Change in Control Employee's Continuous Service (as such term is defined in the Plan) terminates due to an involuntary termination (not including death or Disability (as such term is defined in the Plan)) without Cause or Employee terminates for Good Reason (the date that both clause (i) and (ii) have been satisfied being referred to as the "Trigger Date"), then (1) the vesting and exercisability of all remaining Options held by Employee shall be accelerated in full as of the Trigger Date and (2), in the event the Trigger Date occurs prior to the Restricted Stock Vesting Date, the Restricted Stock will vest in full as of the Trigger Date without regard to the Stock Performance Condition.

6.	Benefits.

(a) Welfare and Retirement Benefits. During Employee's employment by

Employer under this Agreement, Employee shall be eligible for participation in and shall be covered by any and all such medical, dental, life and other voluntary insurance plans, retirement and profit sharing plans and such other similar benefits generally available to other employees of Employer in similar employment positions, on the same terms as such employees, subject to meeting applicable eligibility requirements. Employee shall also be covered by long-term disability insurance, to the extent that such insurance is available to Employer on commercially reasonable terms and conditions, such that, upon a termination of Employee by Employer under Section 7(c) as a result of a disability, Employee shall be entitled to receive disability insurance coverage in an amount and for a duration at least equal to that made generally available to officers of Employer under Employer's long-term disability insurance in effect as of the date of this Agreement.

	(b)	Vacation. Employee shall be entitled to four (4) weeks of vacation per year.

	(c)	Reimbursements. During Employee's employment with Employer under this Agreement, Employee shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Employee in performing services hereunder, including all expenses of travel at the request of, or in the service of, Employer provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Employer.

     (d) Relocation Expense Reimbursements. In connection with Employee's initial relocation to Southern California and commencement of employment with Employer, Employer shall reimburse Employee for reasonable and documented expenses incurred by Employee up to an aggregate reimbursed amount of $25,000 for (i) moving personal belongings and (ii) for termination costs relating to his current residential lease, and provided that such expenses are accounted for in accordance with the policies and procedures established by Employer.

7.	Termination.

(a) Termination for Cause. Employer shall have the right, exercisable immediately upon written notice, to terminate Employee's employment for "Cause."

     (i) Definition of Cause. As used herein, "Cause" means any of the following: (A) Employee is convicted by a court of competent jurisdiction of, or pleads "no contest" to, a felony or any other crime involving moral turpitude (other than minor traffic violations); (B) Employee engages in fraud, embezzlement or any other illegal conduct substantially detrimental to the business or reputation of Employer, regardless of whether such conduct is designed to defraud Employer or others; (C) Employee imparts confidential information relating to Employer or its business to competitors or to other third parties other than in the course of carrying out Employee's duties; (D) Employee refuses to perform his duties hereunder or otherwise breaches any material covenant, warranty or representation of this Agreement, or Employee's Non-Disclosure and Confidentiality Agreement with Employer, and fails to cure such breach (if such breach is then capable of being cured) within 10 business days following written notice thereof specifying in reasonable detail the nature of such breach, or if such breach is not capable of being cured in such time, a cure shall not have been diligently initiated within such 10 business day period, (E) violation of any rules, policies or procedures of Employer, as documented in Employer's then current Human Resources Standards manual, associate guidebook or other written or electronically published company policies; (F) Employee's willful failure to follow any lawful directive of the Board; and (G) any action on the part of Employee which discredits or disparages Employer or its reputation.

     (ii) Effect of Termination. Upon termination in accordance with this Section 7(a), Employee shall be entitled to no further payments from Employer under this Agreement, except for the payments, of cash and in-kind, provided for under Sections 3 and 6 of this Agreement accrued hereunder through the effective date of such termination. Employer's exercise of its right to terminate for Cause shall be without prejudice to any other remedy to which it may be entitled at law, in equity or under this Agreement.

     (b) Voluntary Termination. Employee may terminate his employment at any time by giving no less than 30 days' written notice to Employer. Employer reserves the right to accept Employee's voluntary termination immediately, without notice and without any further payment obligation except as described below.

     (i) No Reason. Upon termination in accordance with this Section 7(b), except as otherwise provided in Section 7(b)(ii), below, Employee shall be entitled to no further payments from Employer under this Agreement, except for the payments, of cash and in-kind, provided for under Sections 3 and 6 of this Agreement accrued hereunder through the effective date of such termination.

     (ii) Good Reason. Notwithstanding anything to the contrary in Section 7(b)(i), above, if Employee terminates his employment under this Section 7(b) for Good Reason (as defined below), Employee shall be entitled to receive from Employer all of the compensation and benefits provided for in Section 7(e), below. As used herein, "Good Reason" means any of the following: (A) the assignment to Employee of duties materially inconsistent with those of other employees of Employer in similar employment positions, and Employee provides written notice to Employer within 60 days of such assignment that such duties are materially inconsistent with those duties of such similarly-situated employees, and Employer fails to release Employee from his obligation to perform such inconsistent duties and to re-assign Employee to his customary duties within 30 days after Employer's receipt of such notice; or (B) a failure by Employer to comply with any other material provision of this Agreement which has not been cured within 60 days after notice of such failure has been given by Employee to Employer, which notice has been given by Employee to Employer no later than 60 days after the initial existence of such failure, or if such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by Employer within such 60 day period.

     (c) Termination Due to Death or Disability. This Agreement shall automatically terminate upon the death of Employee. In addition, if any disability or incapacity of Employee to perform his duties as the result of any injury, sickness or physical, mental or emotional condition continues for a period of 70 consecutive days or a total of 70 days in any 90-day period, Employer may terminate Employee's employment upon written notice to Employee. Upon termination in accordance with this Section 7(c), Employee (or Employee's estate, as the case may be) shall be entitled to those payments, of cash and in-kind, provided for under Sections 3 through 6, inclusive, of this Agreement accrued hereunder through the date of death or, in the case of disability, the date of termination. Notwithstanding any policy of Employer to the contrary, any Annual Bonus that would be due to Employee for the fiscal year in which termination pursuant to this Section 7(c) occurs will be prorated to Employee (or Employee's estate, as the case may be) at the time Employee would have received such bonus had he remained an employee of Employer. During such time that Employee is unable to perform his duties as a result of any injury, sickness or physical, mental or emotional condition, Employer, at its option, may reduce the Base Salary by the amount, if any, of the disability insurance or similar benefits for which Employee receives as a result of such injury, sickness or physical, mental or emotional condition. Such reductions to the Base Salary, if any, shall be limited to benefits actually received by Employee (including any withholding taxes paid on Employee's behalf) from disability insurance plans paid for by Employer or from state or federal government mandated disability plans. The Base Salary shall not be reduced by any disability insurance benefits received by Employee, if any, from plans purchased by Employee.

     (d) Termination Upon Cessation of Business. Employer shall have the right to immediately terminate Employee's employment under this Agreement upon a "Cessation of Business. " For purposes of this Agreement, a "Cessation of Business" shall mean Employer's ceasing to operate in the ordinary course of business, whether by dissolution, liquidation, sale of assets, consolidation, merger or otherwise, in connection with, pursuant to or arising out of a good faith determination by Employer that the continuing operation of the business in its ordinary course is reasonably likely to render Employer unable to meet its liabilities as they mature. If Employee is so terminated by Employer pursuant to this Section 7(d) during the Term, Employer shall pay Employee the Base Salary until the expiration of twelve months from the date of termination. Employer shall make such payments of the Base Salary in a single lump sum payment at termination.

     (e) Termination without Cause. Employer shall have the right, exercisable upon written notice, to terminate Employee's employment under this Agreement for any reason other than set forth in Sections 7(a), (c) and (d), above, at any time during the Term. If Employee is so terminated by Employer pursuant to this Section 7(e) during the Term, Employer shall pay Employee two weeks of Base Salary for each full year of service to a maximum of eight (8) weeks of the Base Salary. Should Employee, at Employee's sole and exclusive option, provide Employer, no later than two (2) weeks prior to the end of the salary continuation benefits specified in the preceding sentence, with Employer's then standard form of separation, waiver and release agreement of all claims against Employer, then Employer agrees to (i) extend the period during which Employer shall pay to Employee the Base Salary, and (ii) reimburse Employee for the cost of the same medical, dental, long-term disability and life insurance pursuant to Section 6(a) to which Employee was entitled hereunder as of the date of termination provided, however, that in the case of such medical and dental insurance, that Employee makes a timely election for, and continues to qualify for, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, in each case (i.e., the Base Salary and insurance), until the expiration of twelve months from the date of termination. Employer shall make such payments in accordance with its regular payroll schedule. In addition, if Employee is so terminated by Employer pursuant to this Section 7(e) during the Term and prior to the Restricted Stock Vesting Date, then vesting of the Restricted Stock shall be accelerated as follows: (i) if the date of termination is on or after November 15, 2011, but before November 15, 2012, the Restricted Stock shall be 33 1/3% vested if the Stock Performance Condition would have been met if determined on such termination date (rather than the Restricted Stock Vesting Date) replacing "three (3) times the per share exercise price" with "one and two-thirds (1 2/3) times the per share exercise price" in the definition of "Stock Performance Condition"; and (ii) if the date of termination is on or after November 15, 2012, but before the Restricted Stock Vesting Date, the Restricted Stock shall be 66 2/3% vested if the Stock Performance Condition would have been met if determined on such termination date (rather than the Restricted Stock Vesting Date) replacing "three (3) times the per share exercise price" with "two and one-third (2 1/3)] times the per share exercise price" in the definition of "Stock Performance Condition."

     (f) Adjustment for Stock Split or Reverse Stock Split in Connection with Termination Without Cause. If prior to any termination permitted by Section 7(e) Employer effects a stock split or reverse stock split (either, a "Split") and at the end of the 30-day period following the effective date of the Split (the "Split Measurement Period") the "FMV Split Price" is lower than the price that on the effective date of the Split would have been the multiple or fraction, as the case may be, of the price of the common stock of Employer immediately prior to the Split that is the intended multiple or fraction to be accomplished by the Split (the "Intended Split Price"), then, solely for purposes of determining pursuant to Section 7(e) (and not pursuant to Section 5(b)) whether the Stock Performance Condition has been met, the Stock Performance Condition shall be adjusted upward to the lower of (i) the Intended Split Price if the FMV Split Price is higher than or equal to twenty-five percent below the Intended Split Price and (ii) the price that is twenty-five percent (25%) below the Intended Split Price if the FMV Split Price is lower than twenty-five percent (25%) below the Intended Split Price. The term "FMV Split Price shall mean (i) if the common stock of Employer is listed on an established stock exchange or a national market system, including without limitation the Over-the-Counter Bulletin Board market, the Nasdaq Global Market or Nasdaq Global Select Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, the average of the daily highest and the lowest trading prices for such stock averaged over all market trading days during the Split Measurement Period, or (ii) if the common stock of Employer is not listed on an established stock exchange or national market system, shall be the fair market value as of the close of business on the last day of the Split Measurement Period as determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

     (g) Termination Due to Change of Control. If (i) a Change of Control occurs and (ii) within one month prior to the date of such Change in Control or 13 months after the date of such Change in Control Employee's employment relationship is terminated by the Company other than for Cause, in addition to the benefits provided for in Section 6(c), above, Employee shall be entitled to receive the compensation provided for in the first two sentences of Section 7(e), above.

     (h) Exclusive Remedy. The payments contemplated by this Agreement shall constitute Employee's exclusive and sole remedy for any claim that Employee might otherwise have against Employer under this Agreement which, but for Employee's termination of employment hereunder, might otherwise be due and payable by Employer to Employee. Employee covenants not to assert or pursue any such remedies, other than an action to enforce the payments due to Employee under this Agreement. Nothing in this Section 7(f), however, shall be construed to bar, preclude or otherwise limit Employee's right to bring an action against Employer if Employee's termination of employment with Employer was otherwise unlawful or in violation of public policy.

8.	Miscellaneous.

(a) Withholdings. All payments to Employee hereunder shall be made after reduction for all federal, state and local withholding and payroll taxes, all as determined under applicable law and regulations, and Employer shall make all reports and similar filings required by such law and regulations with respect to such payments, withholdings and taxes.

     (b) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Employee hereunder shall be personal and not assignable.

     (c) Notices. Any and all notices, demands, requests or other communications hereunder shall be in writing and shall be deemed duly given when personally delivered to or transmitted by overnight express delivery or by facsimile to and received by the party to whom such notice is intended (provided the original thereof is sent by mail, in the manner set forth below, on the next business day after the facsimile transmission is sent), or in lieu of such personal delivery or overnight express delivery or facsimile transmission, on receipt when deposited in the United States mail, first-class, certified or registered, postage prepaid, return receipt requested, addressed to the applicable party at the address set forth below such party's signature to this Agreement. The parties may change their respective addresses for the purpose of this Section 8(c) by giving notice of such change to the other parties in the manner which is provided in this Section 8(c).

     (d) Entire Agreement. This Agreement, along with Employee's Non-Disclosure and Confidentiality Agreement referenced herein and incorporated herein by reference, contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any other prior agreements, whether oral or written, between the parties relating to said subject matter.

     (e) Headings. The headings of Sections herein are used for convenience only and shall not affect the meaning or contents hereof.

     (f) Waiver; Amendment. No provision hereof may be waived except by a written agreement signed by the waiving party. The waiver of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other term or condition. This Agreement may be amended only by a written agreement signed by the parties hereto.

     (g) Severability. If any of the provisions of this Agreement shall be held unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision or provisions shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute the same Agreement.

     (j) Application of Section 409A - Notwithstanding anything to the contrary in this Agreement, solely to the extent that such delay is required in order to avoid the imposition of an additional tax under Section 409A of the Code, if Employee is a "specified employee" for purposes of Section 409A(a)(2)(B) of the Code, any payments to be made pursuant to this Agreement that are considered to be non-qualified deferred compensation distributable in connection with Employee's separation from service with Employer for purposes of Section 409A of the Code, and which otherwise would have been payable at any time during the six-month period immediately following Employee's separation from service with Employer, shall not be paid prior to, and shall instead be payable in a lump sum within ten (10) business days following the end of such six-month period. Each payment of Base Salary, Annual Bonus or other compensation under this Agreement, including, without limitation, each payment to be made following termination of employment, shall be treated as a separate payment for purposes of Section 409A of the Code. If any payment that is to be made as a lump sum upon a Cessation of Business under Section 7(d) is considered to be non-qualified deferred compensation for purposes of Section 409A of the Code, then such payment shall be made as a lump sum payment of all obligations remaining under this Agreement (rather than continuing to be paid in installments on previously scheduled payment dates) only if one or more of the following conditions are satisfied: (A) the Cessation of Business includes the corporate dissolution of the Employer taxable under Section 331 of the Code and the lump sum payment is made and taxable to Employee within 12 months following the corporate dissolution, or (B) the payment of the lump sum is approved by a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), or (C) the Cessation of Business constitutes a "change in control event" as defined for purposes of Section 409A of the Code, the lump sum payment is made within the 30 days preceding or 12 months following such change in control event, and all deferred compensation agreements, methods, programs, and other arrangements sponsored by the Employer or its successor immediately after the change in control event with respect to each individual that experienced the change in control event are similarly terminated and liquidated, or (D) any other event or condition has occurred or exists that allows for the acceleration of such payment without resulting in the imposition of an additional tax under Section 409A of the Code. The parties agree that in the event the Internal Revenue Service issues additional guidance to the effect that any of the payments provided for in this Agreement would not be in compliance with Section 409A of the Code, the parties will negotiate in good faith to address such guidance so that such payments are compliant with Section 409A of the Code to the extent reasonably practicable.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

"EMPLOYER": CHROMADEX, INC., a California corporation

By: /S/ FRANK L. JAKSCH, JR. Frank L. Jaksch Jr. Chairman and CEO

"EMPLOYEE":

/S/ WILLIAM F. SPENGLER WILLIAM F. SPENGLER

EXHIBIT A Responsibilities

Employee will oversee Company's business strategy, overall business planning and operations, and investor relations. He will hire appropriate staff to report to him (directly or indirectly after discussion with and authorization of Company's CEO and Board (where appropriate) based on the need for additional employees to assist Employee in performing his responsibilities in order to meet his and Company's performance goals and other growth targets or objectives.